Exhibit 10.1

DEVELOPMENT AND ASSIGNMENT AGREEMENT

This Development and Assignment Agreement (this “Agreement”) is made as of March 8, 2005, by and between Drs Francesco DiVirgilio, Lucia Galli and Valentina Resta (collectively, the “Inventors”) on the one hand and Duska Scientific Co., a Delaware, U.S.A. corporation (“Duska”) on the other hand.

BACKGROUND

A. Inventors are the sole owners of certain intellectual property developed by them relating to therapies based on the blockade of P2 receptors for the prevention or treatment of ATP-induced neuronal cell damage associated with increased extra cellular fluid pressure, as described more fully in Exhibit A to this Agreement (all such intellectual property being hereinafter referred to as the “Invention”).

B. Duska is an early stage biopharmaceutical company that is willing to provide certain patent filing support to the Inventors and to carry the financial burden of completing the later stages of development and commercialization of products that are based on the Invention in exchange for acquiring ownership of the Invention on the terms described herein.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEVELOPMENT OBLIGATIONS

1.1 Preliminary Patent Filing. As a first step, Duska will at its own expense promptly file a provisional patent application covering the Invention in the United States and for any other territory that Duska in its sole discretion elects to file reflecting the Inventors as the inventors and Duska as the exclusive assignee of the Invention (the “Provisional Patent Application”). The Provisional Patent Application shall cover the claims for the Invention described in Exhibit A to this Agreement. Duska shall be responsible for selecting patent counsel to file the Provisional Patent Application and for prosecuting the Provisional Patent Application. The Inventors shall provide all reasonable assistance to Duska in preparing, filing and prosecuting the Provisional Patent Application and subsequent Final Patent Application (as defined in Section 1.2). Prior to filing the Final Patent Application, Duska shall take reasonable steps to seek to verify that there is no prior art that would make it unlikely for Duska to obtain a patent based upon the Final Patent Application and to verify that no competing patent applications have been filed in the United States or Europe covering substantially the same claims.

1.2 Inventors Development Obligations. The Inventors shall use their best efforts to develop, at their own expense, appropriate in vivo data supporting the safety and efficacy of the Invention (the “Supporting Data”) so as to enable Duska to file a patent application, at its own expense, subsequent to the Provisional Patent Application in the United States and for any other territory that Duska, in its sole discretion, elects to file reflecting the Inventors as the inventors of the Invention and Duska as the exclusive assignee of the Invention (the “Final Patent

Application”). The Final Patent Application shall cover the claims for the Invention described in Exhibit A to this Agreement. The Inventors will deliver the Supporting Data to Duska within eight months from the date of this Agreement (the “Research Period”). The Inventors will coordinate their research for generating the Supporting Data with Duska and will carry out their research in accordance with the research plan set forth on Exhibit B to this Agreement (which shall not be modified without the express written consent of Duska) and in a manner that permits Duska to utilize the Supporting Data in the Final Patent Application and otherwise without the permission of any third party or claim by any third party to that data. The Inventors will not publish any of their findings in the field of the Invention without first reviewing the proposed publication with Duska, and the Inventors will not publish or otherwise disclose any of their findings in the field that could adversely affect Duska’s ability to obtain patent coverage for the Invention in the United States or any other territory.

1.3 Termination of Development Obligations. If by the expiry of the Research Period the Inventors have not delivered Supporting Data to Duska that Duska deems in its sole discretion necessary to support the filing and issuance of the Final Patent Application, Duska shall have the right to terminate this Agreement by giving written notice of such termination to the Inventors. Alternatively, Duska shall have the right, in lieu of terminating this Agreement, to generate such Supporting Data at its own expense, in which case Duska shall be entitled to offset all of its direct and overhead costs in developing this data against the first amounts that it owes the Inventors under Section 2.2. In the event Duska determines to not file the Final Patent Application due to a third party having proprietary rights to technology substantially the same as the Invention that would make the claims of the Provisional Patent Application or significant part of which not patentable, Duska shall have the right to terminate this agreement. Upon termination of this Agreement pursuant to this Section 1.3, Duska shall have no obligation to continue to maintain or prosecute the Provisional Patent Application or any other obligation to the Inventors.

ARTICLE 2

ASSIGNMENT OF INVENTION

2.1 Assignment. In consideration for Duska’s performance of its obligations under this Agreement, the Inventors hereby jointly and severally irrevocably and unconditionally assign to Duska effective as of the date of this Agreement all of their rights, title and interest in and to the Invention and any related intellectual property owned by them, including without limitation any interest they may have in the Provisional Patent Application, the Final Patent Application and any other related patents, patent applications or subsequent improvements thereto, whether United States or foreign, which at any time may be granted, including any and all renewals, reissues, divisionals, and prolongations thereof or based thereon, including the right to sue for and recover all damages for past infringements (collectively, the “Assigned Invention Property”). The Inventors will execute a form of assignment and otherwise cooperate with Duska in effecting the assignment of the Assigned Invention Property.

2.2 Payment for Assigned Invention Property.

2.2.1 In consideration of the assignment to Duska of the Assigned Invention Property, Duska shall; (i) cause Duska Therapeutics, Inc., its parent corporation, to issue 25,000 shares of Duska Therapeutics, Inc. common stock (the “Shares”) to the Inventors in the amounts set forth opposite such Inventors’ names on Exhibit C to this Agreement with such shares to be forfeited in full by the Inventors if Duska does not file the Final Patent application for any reason, and (ii) pay to the Inventors an aggregate royalty (allocable to the Inventors as set forth on Exhibit C to this Agreement) equal to 5% of the Net Sales (as hereinafter defined) of products sold directly by Duska based on the Assigned Invention Property and 5% of any royalty payments received by Duska from its licensees based on the Net Sales of products based on the Assigned Invention Property by such licensees.

2.2.2 Duska shall pay to the Inventors in the aggregate an amount equal to 5% of any license initiation fee or other similar payment paid by each licensee of Duska under this Agreement. Any non-cash consideration received by Duska from such licensees shall be valued at its fair market value as of the date of receipt.

2.2.3 “Net Sales” means the consideration or fair market value attributable to the sale of any product, less qualifying costs directly attributable to such sale and actually identified on the invoice and borne by Duska or its licensee. Such qualifying costs shall include without limitation the following:

(i) discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

(ii) credits or refunds, not exceeding the original invoice amount, for claims or returns;

(iii) prepaid outbound transportation expenses and transportation insurance premiums; and

(iv) sales and use taxes and other fees imposed by a governmental agency.

2.3 Diligence.

2.3.1 Duska shall use its commercially reasonable efforts to develop, at its own expense, for commercial use and to market in the United States and such other countries as Duska shall determine products based on the Assigned Invention Property, including being responsible for the clinical development, all regulatory matters and all commercialization issues relating to such products.

2.3.2 Duska shall provide to the Inventors on each anniversary of the effective date of this Agreement, written progress reports, setting forth: (a) the progress of the development, evaluation, testing and commercialization of each product based on the Assigned Invention Property; and (b) Duska’s strategic alliances with industry counterparts.

2.4 Royalty Reports and Records.

2.4.1 Duska shall deliver to the Inventors within 45 days (60 days if Duska has entered into a license) after the end of each semi-annual calendar period a written report, certified by the President or Chief Financial Officer of Duska, setting forth the calculation of the royalties due to the Inventors for such calendar quarter.

2.4.2 Duska shall pay the royalties due under Section 2.2 to the Inventors within 45 (60 days if Duska has entered into a license) days following the last day of the semi-annual calendar period in which the royalties accrue.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the expiration of the last to expire or become abandoned of the patents included in the Assigned Invention Property. Notwithstanding any provision in this Agreement to the contrary, Duska (and any licensee) shall have no obligation to pay any royalties to the Inventors with respect to Net Sales of products based on the Assigned Invention Property made in any country at any time when Duska has no patents or patent applications with claims substantially the same as those in the Final Patent Application covering such products currently in effect at the time of such sales.

3.2 Termination by Duska. Duska may, upon 60 days written notice to the Inventors, terminate this Agreement without any liability to the Inventors, except as specifically provided for elsewhere in this Agreement.

3.3 Termination by Inventors. The Inventors may terminate this Agreement and recover damages from Duska (excluding any consequential damages or lost opportunity profits or costs) upon written notice to Duska signed by all of the Inventors if any of the following events of default (“Default”) occur:

3.3.1 Duska is more than 60 days late in paying to the Inventors any royalties due under this Agreement and Duska thereafter does not within five business days pay the Inventors in full upon written demand; or

3.3.2 Duska breaches a material provision of this Agreement (other than a breach solely under Section 3.3.1) and does not cure the breach within 60 days after written notice of the breach.

ARTICLE 4

PATENT MAINTENANCE

Duska will retain control over, and will diligently prosecute and maintain at its sole expense the patents and patent applications included in the Assigned Invention Property. Duska will consult with the Inventors prior to the filing of any patent application in any jurisdiction, but decisions as to the filing of patent applications or maintenance of patents in any jurisdiction will be made by Duska at its sole discretion. Duska will furnish to the Inventors copies of all documents relevant to any such prosecution and maintenance. Duska will have the right at its sole discretion to transfer the prosecution and maintenance of patents and patent applications to any experienced patent attorney of Duska’s choosing.

ARTICLE 5

INFRINGEMENT AND LITIGATION

5.1 Notification of Infringement. Duska and the Inventors will promptly notify each other promptly of any infringement of any patents and patent applications included in the Assigned Invention Property, which may come to their attention. Duska and the Inventors will consult one another in a timely manner concerning any appropriate response to the infringement, with Duska to determine what action, if any, to be taken in response to the infringement.

5.2 Prosecution by Duska. Duska may prosecute any infringement described in Section 5.1 at its own expense. Duska shall not settle or compromise any such suit in a manner that imposes any obligations on the Inventors without their prior written permission, which will not be unreasonably withheld or delayed. Financial recoveries from any such litigation will first be applied to reimburse Duska for its litigation expenditures, with additional recoveries being paid to Duska, subject to any royalty due the Inventors based on the provisions of Article 3.

5.3 Prosecution by Inventors. If Duska fails to prosecute any infringement, then the Inventors may prosecute such infringement at their own expense. In such event, financial recoveries will first go to reimburse the Inventors for their litigation expense and then to Duska, subject to any royalties due to the Inventors pursuant to Article 2.

5.4 Cooperation. In any action to enforce any of the patent rights, either party, at the request and expense of the other party, shall cooperate promptly and to the fullest extent reasonably possible.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Representations and Warranties. The Inventors represent and warrant that they are the sole owners of the Assigned Invention Property and that they have the authority to enter into and perform this Agreement. To the best knowledge of the Inventors, none of the Assigned Invention Property infringes any patent, trade secret or other property or proprietary rights of any third party. The Inventors hereby acknowledge that (i) Duska and its officers and directors have made no representations to them concerning the timing or probabilities of obtaining any governmental marketing approvals for any products covered by this Agreement or the potential markets for these products; (ii) there is no assurance that any products will be successfully developed by Duska or governmental marketing approvals will be obtained or that commercially viable markets for such products will exist, either with respect to the products covered by this Agreement or any other products as to which Duska may now or in the future have developmental rights; and (iii) development of the products covered by this Agreement will require expenditures substantially in excess of Duska’s current financial resources and that there is no assurance that Duska will be able to generate sufficient capital to fund development of any of the products covered by this Agreement. The Inventors also represent that they have been advised by their own counsel (which is independent of Troy & Gould or any other counsel representing Duska) in connection with this Agreement.

6.2 Representations and Warranties with respect to the Shares.

6.2.1 Duska represents that the Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Duska Therapeutics, Inc. common stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through Duska Therapeutics, Inc.

6.2.2 Duska represents that Duska Therapeutics, Inc. files current, quarterly and annual reports with the Securities and Exchange Commission (“SEC”) on Forms 8-K, 10-QSB and 10-KSB and has filed a Registration Statement on Form SB-2 with the SEC (collectively, the “SEC Reports”). All of the SEC Reports and other filings submitted to the SEC by Duska Therapeutics, Inc. may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such filings may also be obtained from the SEC Internet website at http://www.sec.gov.

6.2.3 Each Inventor hereby acknowledges that; (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless either (a) subsequently registered thereunder or (b) Inventor shall have delivered to Duska Therapeutics, Inc. an opinion by counsel reasonably satisfactory to Duska Therapeutics, Inc., in form, scope and substance reasonably satisfactory to Duska Therapeutics, Inc., to the effect that the Shares may be sold, assigned or transferred pursuant to an exemption from such registration, and (ii) Duska Therapeutics, Inc. is under no obligation to register the Shares under the Securities Act or any state securities laws.

6.2.4 Each Inventor hereby acknowledges that he has reviewed the SEC Reports and has been afforded the opportunity to ask all such questions regarding Duska Therapeutics, Inc. as they have in their discretion deemed advisable. Each Inventor understands that Inventor’s investment in the Shares involves a high degree of risk.

6.2.5 Each Inventor herby acknowledges that the Shares shall bear the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DUSKA THERAPEUTICS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

6.3 Indemnification. The Inventors will indemnify, defend and hold Duska and Duska’s officers, directors, shareholders, agents and employees harmless from and against any and all liability, loss, damage, action, claim or expense incurred by any of the foregoing parties excluding any consequential damages or lost opportunity profits or costs) resulting from any breach of the Inventors’ representations, warranties or covenants under this Agreement. Duska may offset amounts owed to it or its affiliated parties pursuant to the preceding sentence against royalties otherwise payable by Duska to the Inventors. Duska will indemnify, defend and hold harmless to the extent of Duska’s assets (including any insurance policies) the Inventors, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by them (including reasonable attorneys’ fees and expenses but excluding any consequential damages or lost opportunity profits or costs) that results from any breach by Duska of its covenants under this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidential Information; Exceptions. During the term of this Agreement, and for a period of five (5) years after termination thereof, each party hereto shall maintain all Confidential Information (as hereinafter defined) in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any purpose other than as expressly authorized under this Agreement. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement or to the extent required by law, regulation or government or judicial order. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, consultant, affiliate, or sublicensee who does not have a need for such information. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

Confidential Information shall not include any information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information, as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without any breach of this Agreement; or (v) is the subject of a written permission to disclose provided by the disclosing party.

Additionally, either party may disclose Confidential Information of the other party to the extent required to comply with any court or governmental subpoena, process, order or regulation; provided, however, that the party seeking to make such disclosure shall promptly notify the other party to provide it an opportunity to seek to challenge or limit the scope of such disclosure. Each party acknowledges that any breach of this Section 7.1 could result in substantial and irreparable harm to the other party and that damages at law may be an inadequate remedy. Accordingly, the other party who may be harmed by such a breach shall be entitled to seek injunctive relief, enjoining and restraining disclosure or use of any such Confidential Information and specific performance, without the necessity of proving actual damages.

“Confidential Information” shall mean, subject to the limitations set forth above, information disclosed to one party by the other party that the disclosing party indicates in writing to the receiving party is confidential information under the terms of this Agreement.

ARTICLE 8

ADDITIONAL PROVISIONS

8.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between the Inventors and Duska or its licensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

8.2 Assignment. Duska may grant licenses to third parties to any of its rights in the Assigned Invention Property. Duska and any licensees are permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law.

8.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

8.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Inventors:	Dr. Francesco DiVirgilio
Department of Experimental and Diagnostic Medicine Section of General Pathology Universita degli Studi Di Ferrara Via L Corsari 46,1-44100 Ferrara, Italia

Lucia Galli
Via delle Cave, 80
I-56019 Vecchiano (Pisa), Italia

Valentina Resta Via Pastore, 8 I-56100 Pisa, Italia

If to Duska:	Duska Scientific Co.
Two Bala Plaza, Suite 300
Bala Cynwyd, Pennsylvania 19004
Attention: Dr. Amir Pelleg

With a required copy to:	Istvan Benko, Esq.
Troy & Gould Suite 1600
1801 Century Park East Los Angeles, CA 90067 Attention: Istvan Benko, Esq.

or to such other names or addresses as Duska or the Inventors, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 7.4.

8.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction. Any dispute under this Agreement shall be resolved in the federal or state courts located in Philadelphia, Pennsylvania.

8.6 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.7 Integration and Amendment. This Agreement embodies the entire agreement and understanding among the parties hereto and thereto and supersedes all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

8.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

8.9 Force Majeure. Any delay or failure to perform any part of this Agreement arising from causes beyond the reasonable control of the party concerned shall not be deemed to be a default under this Agreement. Causes beyond the reasonable control of a party shall include, without limitation, acts of God, labor disturbances or labor disputes of any kind, civil disorders or commotions, accidents, failure of any governmental approval required for full performance, acts of aggression, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

DUSKA SCIENTIFIC CO., a Delaware corporation

By:	/s/ Amir Pelleg
Name:	Amir Pelleg, Ph.D.
Title:	President
Date:	March 17, 2005

INVENTORS:

/s/ Francesco Di Virgilio
DR. FRANCESCO DI VIRGILIO

/s/ Lucia Galli
DR. LUCIA GALLI

/s/ Valentina Resta
DR. VALENTINA RESTA

Development and Assignment Agreement

Related to therapies based on the blockade of P2 receptors for the prevention or treatment of

ATP-induced neuronal cell damage associated with increased extra cellular fluid pressure

Drs. DiVirgilio, Lucia Gallie and Valentina Resta

March 2005

EXHIBIT A

A method for preventing neuronal cell damage based on the blockade of and P2 receptors and the prevention of their activation by extracellular adenosine 5’-triphosphate (ATP).

Synopsis

Increased extracellular pressure is a major damaging factor in several diseases of the central nervous system and in the course of surgery of the eye and of the brain. A typical example is glaucoma, a leading cause of blindness, in which increased intraocular pressure (IOP) is a major risk factor. We have observed that increased IOP leads to release of adenosine 5’-triphosphate (ATP) into the eye fluid, and accordingly application of extracellular ATP to isolated retinas mimicks pressure-induced retinal ganglion cell (RGC) damage. We have devised a method to protect retinal RGCs from pressure insults by blocking the action of extracellular ATP. This was achieved by intraocular injection of the ATP-degrading enzyme apyrase, or of known blockers of the P2X7 receptor that is activated by extracellular ATP. These treatments fully protected RGCs from the adverse effects of increased IOP. These results strongly suggest that by blocking the damaging action of increased extracellular ATP levels it is possible to prevent neuronal damage due to spontaneous, traumatic or surgery-associated pressure increases.

Our invention could lead to the development of new therapeutic modalities for treatment and/or prevention of ATP-induced neuronal cell damage associated with increased extracellular fluid pressure that is observed under multiple pathophysiological condition including glaucoma as well as that associated with injuries and surgeries.

Development and Assignment Agreement

Related to therapies based on the blockade of P2 receptors for the prevention or treatment of

ATP-induced neuronal cell damage associated with increased extra cellular fluid pressure

Drs. DiVirgilio, Lucia Gallie and Valentina Resta

March 2005

EXHIBIT B

To identify the P2X7 receptor as target of elevated extracellular ATP in pressure-induced retinal ganglion cell (RGCs) damage, we will knock out this receptor by injecting siRNA into individual RGCs. This will be achieved by transfecting whole isolated retinas by the gene gun technique. Our previous experiments show that RGCs are eminently targeted by this technique.

To further characterize the efficacy of eATP blockade in protecting RGCs from rapid pressure-induced damage we will perform extracellular recordings in the optic tract of anaesthetized adult rats. The optic tract is constituted by the axons of the RGCs (mostly from the contralateral eye in the rat) and can be accurately reached by stereotaxically driven electrodes.

Specifically we intend to test whether and in which degree intraocular eATP blockade prevents the detrimental effect of pressure transients on the spike activity evoked by light flashes. Parameters analysed will be the amplitude of the light-evoked response at fixed times after pressure, as well as the time course of the response recovery.

Development and Assignment Agreement

Related to therapies based on the blockade of P2 receptors for the prevention or treatment of

ATP-induced neuronal cell damage associated with increased extra cellular fluid pressure

Drs. DiVirgilio, Lucia Gallie and Valentina Resta

March 2005

EXHIBIT C

Dr. Francesco DiVirgilio – 8,000 shares

Dr. Lucia Galli – 8,000 shares

Dr. Valentina Resta – 9,000 shares